EXHIBIT 99.1

FOR IMMEDIATE RELEASE

PAXSON COMMUNICATIONS CORPORATION ANNOUNCES
PROPOSED OFFERING OF SENIOR SECURED NOTES

(West Palm Beach, FL – December 1, 2005) – Paxson Communications Corporation (AMEX: PAX) (the “Company”) announced today its intention to offer under Rule 144A up to $700 million aggregate principal amount of its Floating Rate First Priority Senior Secured Notes due 2012 and approximately $430 million aggregate principal amount of its Floating Rate Second Priority Senior Secured Notes due 2013. The proceeds of the offering will be used to provide the funds necessary to purchase or redeem, in connection with a cash tender offer commenced by the Company today, $365 million outstanding principal amount of the Company’s Senior Secured Floating Rate Notes due 2010, approximately $496.3 million outstanding principal amount at maturity of the Company’s 121/4% Senior Subordinated Discount Notes due 2009 and $200 million outstanding principal amount of the Company’s 103/4% Senior Subordinated Notes due 2008, and pay related fees and expenses. The simultaneous completion of the tender offer is one of the conditions to the offering. The Company anticipates completing the offering in December 2005.

This announcement is not an offer to sell nor a solicitation of an offer to buy the securities described herein. The Company is offering the notes in reliance upon exemptions from registration under the Securities Act of 1933 for offers and sales of securities that do not involve a public offering. The securities to be offered have not been and will not be registered under the Securities Act of 1933 or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Paxson Communications Corporation
Paxson Communications Corporation owns and operates the nation’s largest broadcast television station group. Paxson reaches 83% of U.S. television households via nationwide broadcast television, cable and satellite distribution systems. For more information, visit Paxson’s website at www.paxson.com

Note: Paxson distribution data provided by Nielsen Media Research.

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Media Contact:
Leslie Monreal, Director of Public Relations
561-682-4134

Investor Contact:
Richard Garcia, Senior Vice President and CFO
561-682-4209